Exhibit 99.1

MEDCATH CONTACTS:
John T. Casey	James E Harris
Chairman/Chief Executive Officer	Chief Financial Officer
(704) 708-6600	(704) 708-6600
MEDCATH CORPORATION REPORTS FIRST QUARTER EARNINGS
     CHARLOTTE, N.C., Feb 9, 2006 — MedCath Corporation (Nasdaq: MDTH), a healthcare provider focused on the diagnosis and treatment of cardiovascular disease, today announced its operating results for its first fiscal quarter, which ended December 31, 2005.
     First quarter highlights:
•	Net revenue increased 0.2% to $185.1 million

•	Adjusted EBITDA of $17.6 million, which includes $2.6 million of unusual, negative items for the quarter

•	Adjusted admissions increased 3.5% despite an unexpected service interruption at one hospital during the quarter
First Quarter 2006 Results
     MedCath’s net revenue increased 0.2% to $185.1 million in the first quarter of fiscal 2006 from $184.8 million in the first quarter of fiscal 2005. Income from operations was $7.2 million in the first quarter of fiscal 2006, compared to $15.1 million in the first quarter of fiscal 2005. Adjusted EBITDA was $17.6 million compared to $25.2 million and the net loss from continuing operations was $(1.3) million, or $(0.07) per diluted share, in the first quarter of fiscal 2006, compared to net income from continuing operations of $2.6 million, or $0.14 per diluted share, in the first quarter of fiscal 2005.
     MedCath’s first quarter of fiscal 2006 financial results contain the following unusual items. Per share amounts reflect minority interest, where applicable, and income taxes:

•	A $1.1 million, or net impact of $0.04 per share, increase in other operating expenses related to executive severance.

•	An approximate $600,000, or $0.01 per share, decrease in Adjusted EBITDA related to disruption of patient services at our Arizona Heart Hospital. In December, patient services were disrupted due to water damage after the hospital’s sprinkler system discharged to extinguish a small fire.

•	A combined $900,000, or $0.03 per share, decrease in Adjusted EBITDA due to a reduction in net revenue from a contractual adjustment related to an estimated settlement of a state cost report at one of our hospitals, and an increase in other operating expense related to the renovation and repair costs at one of our newer hospitals necessary to correct a construction defect.
     In addition to these events that impacted our Adjusted EBITDA for the first quarter of fiscal 2006, we also had the following items unfavorably impact our results:
•	A $417,000, or $0.01 per share, increase in personnel expense related to the expensing of stock options as required under FASB Statement No. 123R that MedCath adopted effective October 1, 2005.

•	A $716,000, or $0.02 per share, increase in interest expense related to the write-off of deferred loan fees associated with the prepayment of $58 million of bank debt.
     “As we have discussed in the past, we have several hospitals that are currently facing operating challenges that are specific to their markets,” said John T. Casey, MedCath’s chairman and chief executive officer. “Over the past several months, the executive management team, led by Ed French, our interim COO, has been working closely to put in place strategic initiatives to improve the operating performance of these hospitals. We believe we are seeing these efforts pay off as operations are improving. We are optimistic that these efforts will be continue to be successful.”
Operating Statistics and Cash Flow
     Hospital admissions for the first quarter of fiscal 2006 increased 3.7% and adjusted admissions rose 3.5% from the first quarter of the previous fiscal year. Hospital division net revenue increased 0.2%. Inpatient catheterization procedures decreased (2.0)% and inpatient surgical procedures increased 8.9%.
     Cash flow from continuing operations totaled $12.1 million in the first quarter of fiscal 2006, in comparison to $17.1 million in the first quarter of fiscal 2005.

2006 Outlook
     For its fiscal year 2006, which ends September 30, 2006, MedCath estimates its primary financial measures to be in the following range:

Net revenue	$780.0 million to $800.0 million
Adjusted EBITDA	$93.0 million to $97.0 million
Net income	$7.5 million to $8.5 million
Capital expenditures, recurring operations	$35.0 million to $40.0 million
     The above guidance excludes the financial impact of the unusual items incurred during the first quarter of fiscal 2006, which are outlined as part of this earnings release and does not include any estimate of non-cash personnel expenses related to the expensing of stock options in future periods.
Use of Non-GAAP Financial Measures
     This release contains measures of MedCath’s historical financial performance that are not calculated and presented in conformity with generally accepted accounting principles (“GAAP”), including Adjusted EBITDA. Adjusted EBITDA represents MedCath’s income from continuing operations before interest expense; interest and other income, net; taxes; depreciation; amortization; non-cash personnel expense related to the expensing of stock options; gain or loss on disposal of property, equipment and other assets; equity in net earnings of unconsolidated affiliates; and minority interest. MedCath’s management uses Adjusted EBITDA to measure the performance of the company’s various operating entities, to compare actual results to historical and budgeted results, and to make capital allocation decisions. Management provides Adjusted EBITDA to investors to assist them in performing their analysis of MedCath’s historical operating results. Further, management believes that many investors in MedCath also invest in, or have knowledge of, other healthcare companies that use Adjusted EBITDA as a financial performance measure. Because Adjusted EBITDA is a non-GAAP measure, Adjusted EBITDA, as defined above, may not be comparable to other similarly titled measures of other companies. MedCath has included a supplemental schedule with the financial statements that accompany this press release that reconciles historical Adjusted EBITDA to MedCath’s income (loss) from continuing operations.
     Management will discuss and answer questions regarding MedCath’s quarterly results today during a 2 p.m. ET conference call. In the United States, you may participate by dialing (877) 697-5351. International callers should dial (706) 634-0602. The conference ID for both domestic and international callers is “MedCath.” A live webcast will also be available on the company’s web site, www.medcath.com. This information will be available on the web site on or immediately following the conference call for 30 days. A recorded replay of the call will be available until 11:59 p.m. ET, February 16, 2006. To access the replay, domestic callers should dial (800) 642-1687 and international callers should dial (706) 645-9291. The archived conference ID is 4771398. This press release and the financial information included therewith will be accessible on the web, by going to www.medcath.com, “Investor Relations,” then clicking on “News.”

MedCath Corporation, headquartered in Charlotte, N.C., develops, owns and operates hospitals in partnership with physicians, most of whom are cardiologists and cardiovascular surgeons. While each of its hospitals is licensed as a general acute care hospital, MedCath focuses on serving the unique needs of patients suffering from cardiovascular disease. Together with its physician partners who own equity interests in them, MedCath owns and operates 12 hospitals with a total of 727 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota and Texas. In addition to its hospitals, MedCath provides cardiovascular care services in diagnostic and therapeutic facilities located in various states and through mobile cardiac catheterization laboratories
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     Parts of this announcement contain forward-looking statements that involve risks and uncertainties. Although management believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic, regulatory and competitive uncertainties and contingencies that are difficult or impossible to predict accurately and are beyond our control. Actual results could differ materially from those projected in these forward-looking statements. We do not assume any obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy.
     These various risks and uncertainties are described in detail in Exhibit 99.1 to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 14, 2005. A copy of this report, including exhibits, is available on the Internet site of the Commission at http://www.sec.gov. These risks and uncertainties include, among others, the impact of legislation proposed to extend provisions of the Medicare Prescription Drug Improvement Act of 2003 and other healthcare reform initiatives, possible reductions or changes in reimbursements from government or third party payors that would decrease our revenue, a negative finding by a regulatory organization with oversight of one of our hospitals, and changes in medical or other technology and reimbursement rates for new technologies.

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